                                                                       EXHIBIT 5


                            WILLIAM S. CLARKE, P.A.
                                ATTORNEY-AT-LAW
                     457 NORTH HARRISON STREET - SUITE 103
                          PRINCETON, NEW JERSEY 08540
                                  __________

                          TELEPHONE:  (609) 921-3663
                             FAX:  (609) 921-3933



                                April 16, 1997



American Real Estate Investment Corp.
1670 Broadway - Suite 3350
Denver, Colorado  80202


Gentlemen:

     I have acted as counsel for American Real Estate Investment Corporation (the "Company") in connection with the preparation of a Registration Statement filed by the Company under the Securities Act of 1933, as amended, relating to a proposed public offering by certain securityholders of the Company of an aggregate of 1,419,465 shares of common stock, $.001 par value (the "Common Stock"), including 792,007 shares (the "Conversion Shares") issuable upon exercise of the conversion right granted to the limited partners of American Real Estate Investment, L.P., a Delaware limited partnership affiliated with the Registrant, 175,000 shares (the "Warrant Shares") issuable on exercise of a Common Stock Purchase Warrant issued by the Registrant, 397,700 shares (the "Option Shares") issuable on exercise of outstanding options to purchase shares of the Registrant's Common Stock, and 54,758 shares (the "Shares") of Common Stock outstanding.

     In my capacity as counsel to you, I have examined the original, certified, conformed photostats, or duplicate copies of all such agreements, certificates of public officials, certificates of officers, representatives of the Company and others, and such other documents as I have deemed necessary or relevant as a basis for the opinions herein expressed. In all such examinations, I have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to me as conformed, photostat or duplicate copies. As to various questions of fact material to such opinions, I have relied upon statements or certificates of officials and representatives of the Company and others.

American Real Estate Investment Corp
April 16, 1997
Page 2



     On the basis of such examination, I advise you that, in my opinion, (i) the Conversion Shares, when issued on exercise of the conversion right of the limited partners of American Real Estate Investment, L.P., will be legally issued, fully paid and non-assessable, (ii) the Warrant Shares, when sold, issued and paid for in accordance with the Common Stock Purchase Warrant, will be legally issued, fully paid and non-assessable, (iii) the Option Shares, when sold, issued and paid for in accordance with the options, will be legally issued, fully paid and non-assessable, and (iv) the Shares are legally issued, fully paid and non-assessable.

     I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the Prospectus forming a part of such Registration Statement.


                                                Very truly yours,

                                                William S. Clarke, P.A.



                                                By: /s/ William S. Clarke
                                                   ----------------------
                                                   William S. Clarke